Exhibit 4.3

GUARANTEE

GUARANTEE, dated as of January 10, 2025, of Apache Corporation, a corporation organized under the laws of Delaware (the “Guarantor”).

The Guarantor, for value received, hereby agrees as follows for the benefit of the Holders (as defined in the Indenture hereinafter described) from time to time of the Notes hereinafter described:

1.

The Guarantor irrevocably (a) guarantees payment in full, as and when the same becomes due and payable, whether at Stated Maturity, redemption, acceleration, or otherwise, of the principal of and interest, if any, and all other sums payable by the Issuer under the Indenture (as defined below) (collectively, the “Obligations”) on the [[•]% Notes Due 20[•]] (the “Notes”) issued by APA Corporation, a Delaware corporation and the sole shareholder of the Guarantor (the “Issuer”), pursuant to the Senior Indenture (the “Indenture”), dated as of [•], between the Issuer and [•], as trustee (the “Trustee”), and (b) indemnifies and holds harmless the Trustee or any Holder for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Trustee or Holder, as the case may be, in enforcing any rights under this Guarantee;

provided, that the Guarantor shall be liable under this Guarantee for the maximum amount of such liability that can be hereby incurred without rendering this Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Indenture or the Notes.

3.

This Guarantee is a guarantee of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Guarantor and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and, to the fullest extent permitted by law, shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Indenture or the Notes or of any collateral security therefore, or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Issuer or otherwise. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Indenture and the Notes.

4.

In the event of a default in payment of principal of or interest on the Notes, the Trustee or the Holders of the Notes may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.

This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the Holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.

The Guarantor agrees that, in the event of the dissolution or insolvency of the Issuer, or the inability or failure of the Issuer to pay debts as they become due, or an assignment by the Issuer for the benefit of creditors, or the commencement of any case or proceeding in respect of the Issuer under any bankruptcy, insolvency or similar laws, which, if commenced by any Person other than the Issuer, is not dismissed within 60 days, or the appointment of an administrator to the Issuer, or the appointment of a receiver, receiver and manager, or similar officer being appointed to all or any of the assets and undertaking of the Issuer, or, in addition to assignment for the benefit of creditors, an arrangement, compromise, or composition with the Issuer’s creditors or a class of them, or the liquidation or winding up of the Issuer or the commencement of proceedings to do so, and if such event shall occur at a time when any of the Obligations of the Issuer may not then be due and payable, the Guarantor will pay to the Trustee, for the benefit of the Holders of the Notes, the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

7.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

8.

The Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the United States federal courts located in the Borough of Manhattan and the courts of the State of New York located in the Borough of Manhattan.

9.

Notwithstanding anything to the contrary contained herein, this Guarantee shall continue in full force and effect until the following shall occur, at which time it shall terminate and be automatically released: (i) the first time that the aggregate principal amount of Indebtedness remaining outstanding under senior notes and debentures issued under the Apache Indentures is less than US$1,000,000,000 and (ii) the Guarantor has provided written notice to the Trustee of such occurrence and the termination of this Guarantee.

10.	This Guarantee shall be binding upon the Guarantor, and its successors, transferees and assigns.

11.	The following terms when used herein shall have the following meanings (capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Indenture):

“Apache Indentures” means collectively the following four indentures, as each heretofore has been, or hereafter may be, amended or supplemented from time to time: (i) Indenture, dated February 15, 1996, between the Guarantor and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank) (“BONY”), as trustee; (ii) Indenture, dated as of November 23, 1999, among the Guarantor, Apache Finance Canada Corporation, and BONY, as trustee; (iii) Indenture, dated May 19, 2011, between the Guarantor and Computershare Trust Company, N.A. (“Computershare”), as successor to Wells Fargo Bank, National Association, as trustee, and (iv) Indenture, dated August 14, 2018, between the Guarantor and Computershare, as successor to Wells Fargo Bank, National Association, as trustee.

“Debt” of the Guarantor means indebtedness, including capital leases, shown as debt on a consolidated balance sheet of the Guarantor prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Issuer and its subsidiaries.

“Indebtedness” of the Guarantor means all (i) Debt and (ii) guaranties or other contingent obligations in respect of the Debt of any other any natural person, corporation, limited liability company, unlimited liability company, joint venture, partnership, association, trust, company, firm, governmental authority or any other entity, whether acting in an individual, fiduciary or other capacity.

12.

Delivery of an executed signature page to this Guarantee by facsimile transmission or by electronic mail in portable document format shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

APACHE CORPORATION

By:
Name:
Title:

[Signature Page to Apache Corporation Guarantee]